EXHIBIT 4.4

CERTIFICATE OF DESIGNATION OF
PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK OF
GENSTAR THERAPEUTICS CORPORATION
(As Amended)
Pursuant to Section 242 of the General Corporation Law
Of the State of Delaware

The undersigned, Paul D. Quadros, Chief Executive Officer, and Robert E. Sobol, Secretary, of GenStar Therapeutics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”) in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors at a meeting duly held on July 20, 2001 and the holders of Series C Preferred Stock by the unanimous written consent of such holders dated July 20, 2001, adopted the following resolutions, amending the series of 40,000 shares of Preferred Stock designated as Series A Preferred Stock:

“RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (the “Board”) in accordance with the provisions of its Certificate of Incorporation, the Series A Preferred Stock of the Company is hereby amended, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

1.    Designation.    This series of Preferred Stock shall be designated Series A Preferred Stock, $0.001 par value (the “Series A Preferred”).

2.    Authorized Number.    The number of shares constituting the Series A Preferred shall be Forty Thousand (40,000) shares.

RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and the Secretary, the Chief Financial Officer or any Assistant Secretary or Assistant Treasurer of the corporation are each authorized to execute, acknowledge, file and record this amended certificate of designation for the Series A Preferred in accordance with Section 103 of the Delaware General Corporation Law.”

IN WITNESS THEREOF, the undersigned have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the corporation and that the facts stated herein are true as of this 20th day of July 20th, 2001.

Ro	bert E. Sobol, M.D.
Ch	ief Executive Officer

ATTEST:

Carin D. Sandvik
Secretary

[Signature Page to Series A Preferred Stock Certificate of Designation]